Exhibit 23.2

The reorganization transactions discussed in Note 2 to the Company’s consolidated financial statements have not been effected as of July 5, 2019. After they are effected, we expect to be in a position to render the following consent.

/s/ BDO USA, LLP

Troy, Michigan

July 5, 2019

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated                 , 2019, relating to the consolidated financial statements of Dynatrace, Inc., which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Troy, Michigan

                , 2019”